Exhibit 99.1

INVO Bioscience Reports First Quarter 2022 Financial Results

Company to Host Conference Call Today at 4:30pm ET

SARASOTA, Fla., May 16, 2022 /PRNewswire/ — INVO Bioscience, Inc. (Nasdaq: INVO) (“INVO” or the “Company”), a commercial-stage fertility company focused on expanding access to advanced treatment worldwide with its INVOcell® medical device and the intravaginal culture (“IVC”) procedure it enables, today announced financial results for the first quarter ended March 31, 2022 and provided a business update.

Recent Operational Highlights

●	The three INVO Centers in Birmingham, Alabama, Atlanta, Georgia, and Monterrey, Mexico experienced a 40% increase in patient inquiries and consultations compared to the 4th quarter of 2021. This, in part, is the result of our locally targeted marketing efforts and is a positive indicator for potential treatment cycle growth in the coming periods.

●	Announced plans to open additional INVO Centers in Tampa, Florida, and Kansas City, Missouri, in addition to the previously announced planned clinic in the San Francisco Bay Area.

●	Signed an exclusive distribution agreement with Onesky Holdings Limited (“Onesky”) for mainland China (excludes Hong Kong, Macau and Taiwan). The exclusivity is subject to minimum annual purchase amounts over a 5-year term starting upon product registration, the cost of which is to be borne by Onesky.

●	Processed initial product orders from direct sales to U.S. IVF clinics and engaged with approximately 80 clinics, including both new relationships and those already trained on the INVOcell and IVC by Ferring.

●	Received product orders from our Spain, Pakistan and Nigeria partnerships.

Management Commentary

“We are pleased with the progress at our INVO Centers in Birmingham, Atlanta and Monterrey,” commented Steve Shum, CEO of INVO. “In the first quarter, we witnessed significantly increased patient flow at each center, which we believe will contribute to growing treatment cycles in the coming periods. Based on the typical timeframe it takes from patient inquiry, to consultation, to initial diagnostic testing, to addressing patient-specific timing issues, and to ultimately completing a treatment cycle, the timeframe between initial patient contact to cycle completion can range from 2 to 4 months or longer. We were also pleased to see increased treatment cycles in the first quarter, which largely represented patients that began this process in the prior quarter. With respect to our INVO Center expansion plans, our development team is making solid progress on identifying additional suitable locations. As our INVO Center activities expand and demonstrate positive results, we expect to have greater leverage in securing favorable terms both for landlord buildout contributions and for equipment and other leasing options. We are targeting these opportunities to cover a growing portion of our INVO Center start-up costs, and believe that, in time, they could fund over 50% of these expenses. We were also pleased with the order flow from our U.S. distribution business along with several international market distributors, and we expect this will continue to expand throughout the year.”

“We remain enthusiastic about our multi-channel approach to commercializing INVOcell,” continued Shum. “Our INVO Center model allows us to capture a significantly larger percentage of the per-cycle IVC procedure revenue enabled by the INVOcell and provides attractive economics for our shareholders, medical practitioner partners and patients alike. Our international distribution allows us to efficiently expand global adoption and accelerates our efforts to address the fertility industry’s biggest challenges of cost and capacity. We look forward to continued strength in both channels going forward.”

Financial Results

Revenue for the three months ended March 31, 2022, was approximately $0.2 million compared to approximately $0.7 million for the three months ended March 31, 2021. Of the $0.2 million in revenue for 2022, $0.1 was related to clinic revenue from the consolidated Atlanta JV. The decrease of approximately $0.5 million, or approximately 76%, from the first quarter of the prior year was related to a one-time bulk order from Ferring in the previous year that was made to meet calendar year 2020 minimum purchase commitments in the Ferring Agreement.

Gross margins were approximately 60% and 91% for the three months ended March 31, 2022, and 2021, respectively. The decrease in gross margin reflects the lack of Ferring license revenue in the first quarter compared to last year, as well as the inclusion of consolidated INVO Center cost of goods sold expenses.

Selling, general and administrative expenses for the three months ended March 31, 2022, were approximately $2.6 million compared to approximately $2.1 million for the three months ended March 31, 2021. The increase was primarily the result of approximately $0.2 million in increased expenses related to the operations of the consolidated Atlanta JV, $0.2 million in increased personnel expenses, and $0.1 million in marketing activities. We also incurred approximately $0.7 million of non-cash, stock-based compensation expense in the period, compared to $0.6 million for the same period in the prior year.

We continue to make progress in our 5-day label expansion efforts. R&D expenses were approximately $0.1 million and $0.07 million for the three months ended March 31, 2022, and March 31, 2021, respectively.

Loss from equity investments for the three months ended March 31, 2022, was approximately $0.07 million compared to $0.0 for the three months ended March 31, 2021. The increase in loss is due to the investments in Alabama and Mexico JV’s, which became operational in the second half of 2021.

Interest expense and financing fees were approximately $0.1 thousand for the three months ended March 31, 2022, compared to approximately $0.9 million for the three months ended March 31, 2021.

Adjusted EBITDA (see Adjusted EBITDA Table) for the three months ended March 31, 2022, was $(2.0) million, which included $0.2 million loss attributable to our joint ventures, compared to adjusted EBITDA of $(1.0) million for the quarter ended March 31, 2021.

As of March 31, 2022, the Company had approximately $3.8 million in cash.

Use of Non-GAAP Measure

Adjusted EBITDA is a non-GAAP measure. This measure is not intended to be a substitute for those financial measures reported in accordance with GAAP. Adjusted EBITDA has been included because management believes that, when considered together with the GAAP figures, it provides meaningful information related to our operating performance and liquidity and can enhance an overall understanding of financial results and trends. Adjusted EBITDA may be calculated by us differently than other companies that disclose measures with the same or similar terms. See our attached financials for a reconciliation of this non-GAAP measure to the nearest GAAP measure.

Conference Call Details

INVO has scheduled a conference call for Monday, May 16, 2022, at 4:30 pm ET (1:30 pm PT) to review these results and recent events. Interested parties can access the conference call by dialing (833) 756-0861 or (412) 317-5751 or can listen via a live Internet webcast at https://app.webinar.net/6XQVP1XJjRA, which is also available in the Investor Relations section of the Company’s website at https://www.invobioscience.com/investors/. A teleconference replay of the call will be available through May 23, 2022, at (877) 344-7529 or (412) 317-0088, confirmation #4725753. A webcast replay will be available in the Investor Relations section of the Company’s website at https://www.invobioscience.com/investors/ for 90 days.

About INVO Bioscience

We are a commercial-stage fertility company dedicated to expanding the assisted reproductive technology (“ART”) marketplace by making fertility care accessible and inclusive to people around the world. Our primary mission is to implement new medical technologies aimed at increasing the availability of affordable, high-quality, patient-centered fertility care. Our flagship product is INVOcell®, a revolutionary medical device that allows fertilization and early embryo development to take place in vivo within the woman’s body. This treatment solution is the world’s first intravaginal culture technique for the incubation of oocytes and sperm during fertilization and early embryo development. This technique, designated as “IVC”, provides patients a more natural, intimate, and more affordable experience in comparison to other ART treatments. We believe the IVC procedure can deliver comparable results at a fraction of the cost of traditional in vitro fertilization (“IVF”) and is a significantly more effective treatment than intrauterine insemination (“IUI”). Our commercialization strategy is focused on the opening of dedicated “INVO Centers” offering the INVOcell® and IVC procedure (with three centers in North America now operational), in addition to continuing to distribute and sell our technology solution into existing fertility clinics. For more information, please visit www.invobio.com.

Safe Harbor Statement

This release includes forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. The Company invokes the protections of the Private Securities Litigation Reform Act of 1995. All statements regarding our expected future financial position, results of operations, cash flows, financing plans, business strategies, products and services, competitive positions, growth opportunities, plans and objectives of management for future operations, as well as statements that include words such as “anticipate,” “if,” “believe,” “plan,” “estimate,” “expect,” “intend,” “may,” “could,” “should,” “will,” and other similar expressions are forward-looking statements. All forward-looking statements involve risks, uncertainties, and contingencies, many of which are beyond our control, which may cause actual results, performance, or achievements to differ materially from anticipated results, performance, or achievements. Factors that may cause actual results to differ materially from those in the forward-looking statements include those set forth in our filings at www.sec.gov. We are under no obligation to (and expressly disclaim any such obligation to) update or alter our forward-looking statements, whether as a result of new information, future events or otherwise.

INVO BIOSCIENCE, INC.

CONSOLIDATED BALANCE SHEETS

	March 31, 2022	December 31, 2021

ASSETS
Current assets
Cash	$3,839,862	$5,684,871
Accounts receivable	58,720	50,470
Inventory	294,631	287,773
Prepaid expenses and other current assets	228,178	282,751
Total current assets	4,421,391	6,305,865
Property and equipment, net	491,995	501,436
Intangible assets, net	132,551	132,093
Lease right of use	1,980,153	2,037,052
Investment in joint ventures	1,494,143	1,489,934
Total assets	$8,520,233	$10,466,380

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities
Accounts payable and accrued liabilities	$462,211	$443,422
Accrued compensation	391,877	581,689
Deferred revenue, current portion	5,793	5,900
Lease liability, current portion	224,361	221,993
Total current liabilities	1,084,242	1,253,004
Lease liability, net of current portion	1,844,784	1,901,557
Deferred tax liability	1,139	1,139
Total liabilities	2,930,165	3,155,700

Stockholders’ equity
Common Stock, $.0001 par value; 125,000,000 shares authorized; 12,096,798 and 11,929,147 issued and outstanding as of March 31, 2022 and December 31, 2021, respectively	1,210	1,193
Additional paid-in capital	47,254,192	46,200,509
Accumulated deficit	(41,665,334)	(38,891,022)
Total equity	5,590,068	7,310,680

Total liabilities and stockholders’ equity	$8,520,233	$10,466,380

INVO BIOSCIENCE, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

	For the Three Months Ended March 31,
	2022	2021
Revenue:
Product revenue	$56,750	$505,952
Clinic revenue	105,848	-
License revenue	-	178,571
Total revenue	162,598	684,523
Cost of goods sold:
Production costs	57,533	60,314
Depreciation	7,428	2,431
Total cost of goods sold	64,961	62,745
Gross profit	97,637	621,778
Operating expenses
Selling, general and administrative	2,694,395	2,115,303
Research and development	104,180	66,267
Total operating expenses	2,798,575	2,181,570
Loss from operations	(2,700,938)	(1,559,792)
Other income (expense):
Loss from equity method joint ventures	(71,117)	-
Interest income	225	2,013
Interest expense	(1,456)	(895,226)
Foreign currency exchange loss	(1,026)	(464)
Total other expense	(73,374)	(893,677)
Net loss	$(2,774,312)	$(2,453,469)

Net loss per common share:
Basic	$(0.23)	$(0.25)
Diluted	$(0.23)	$(0.25)
Weighted average number of common shares outstanding:
Basic	12,050,696	9,888,025
Diluted	12,050,696	9,888,025

ADJUSTED EBITDA

	Three Months Ended
	March 31
	2022	2021

Net loss	$(2,774,312)	$(2,453,469)
Interest expense	1,231	35,071
Foreign currency exchange loss	1,026	464
Stock-based compensation	310,212	192,064
Stock option expense	428,488	376,523
Amortization of debt discount	-	860,155
Depreciation and amortization	15,547	8,654
Adjusted EBITDA	$(2,017,808)	$(980,538)

Loss from equity method JV	$71,117	$-
Loss from consolidated JV (less depreciation)	178,697	-
Adjusted EBITDA for INVO corporate	$(1,767,994)	$(980,538)

INVO Center RESULTS

The following tables summarize the combined financial information of our consolidated and equity method joint venture INVO Centers:

	For the Three Months Ended March 31,
	2022	2021
Statements of operations:
Operating revenue	$275,683	$-
Operating expenses	(572,965)	-
Net income	$(297,282)	$-

	March 31, 2022	December 31, 2021
Balance sheets:
Current assets	$696,237	$660,877
Long-term assets	2,170,824	2,374,471
Current liabilities	(583,453)	(585,226)
Long-term liabilities	(605,337)	(743,972)
Net assets	$1,678,271	$1,706,150

CONTACT: INVO Bioscience: Steve Shum, CEO, 978-878-9505, sshum@invobio.com, Investor Contact: Lytham Partners, LLC, Robert Blum, 602-889-9700, INVO@lythampartners.com